Exhibit 99.1

For Immediate Release	Contact:	Kos Pharmaceuticals, Inc. Constance Bienfait Executive Director Corporate Communications (305) 523-3658

KOS ANNOUNCES RECORD REVENUE OF $94.3 MILLION
ON STRONG PRESCRIPTION GROWTH OF CHOLESTEROL FRANCHISE

Financial Highlights

•	First quarter revenue increased 38% from Q1 of 2003; Excluding the one-time revenue benefit in Q1 of 2003, revenue increased 65%

•	Total prescriptions for Kos’ cholesterol franchise grew 25% in Q1 2004 from the comparable period in 2003, more than 1.5 times as fast as the overall cholesterol market

•	First quarter net income was $8 million or $0.17 per share; Excluding one-time events, first quarter 2004 net income grew in excess of 600% to $15.8 million and EPS grew in excess of 300% to $0.34 from the comparable 2003 quarter

•	Azmacort® transaction closed March 31, 2004

•	2004 Revenue expected to grow at least 60% from 2003 to approximately $475 million

•	Raising EPS expectations to earn $2.28-$2.38 per share in 2004 on a GAAP basis; or $2.45-$2.55 per share, excluding one-time events

     MIAMI, FL, May 4, 2004 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the first quarter ended March 31, 2004.

     For the first quarter of 2004, revenue increased 38% to a record $94.3 million, up from $68.3 million for the first quarter of 2003. Excluding the one-time $11 million revenue benefit reported in the first quarter of 2003 resulting from a change in accounting estimate related to the Company’s product return expectations, revenue increased 65% year-over-year. The significant increase reflected strong growth of Kos’ highly differentiated cholesterol products, Niaspan® and Advicor®, which go beyond lowering LDL-C (“bad” cholesterol) to also raise HDL-C (“good” cholesterol).

     Excluding the one-time revenue benefit, sales of Niaspan grew 54% from the first quarter of 2003 and accounted for $70.5 million of revenue for the first quarter of 2004, while Advicor accounted for $23.8 million of revenue, an 118% increase from the first quarter of 2003. Including the one-time revenue benefit, sales of Niaspan grew 33% in the first quarter of 2004, from $53 million in the first quarter of 2003 and Advicor sales grew 56% from $15 million of revenue in the first quarter of 2003. More than 263,000 total prescriptions were written for Advicor during the quarter, and almost 988,000 for Niaspan. Total prescriptions for the combined Niaspan and Advicor franchise grew 25% from the comparable period in 2003, or 1.7 times as fast as the overall cholesterol market.

     “Our financial performance this quarter was a result of continued sales and market share growth of our cholesterol franchise, with particularly strong new retail prescriptions in March,” said Adrian Adams, President and Chief Executive Officer. “We are especially excited about the prescription trends we are witnessing due to Takeda’s participation. In March, new Niaspan prescriptions grew 27% year- over-year and were up significantly from February. For the quarter, new prescriptions for our cholesterol

- more -

Kos Pharmaceuticals, Inc.	2

franchise grew 25% from the comparable quarter a year ago and achieved a 3.6% share of new prescriptions in the overall cholesterol market. These results indicate initial positive signs from the combination of Takeda representatives and our expanded and experienced Kos sales force. Lastly, the purchase of Azmacort® not only fulfills our goal to purchase a product early in the year to bolster our portfolio, but provides our first commercial foray into the large and fast growing respiratory market, which we have been focusing on since our inception.”

     The Company reported net income of $8 million for the first quarter of 2004, or $0.17 per fully diluted share. These results included the estimated effects of the dilutive one-time write-off of $38 million for in-process research and development associated with the purchase of Azmacort and the accretive effect of a one-time $15.8 million benefit resulting from the removal of the valuation allowance previously recorded against Kos’ deferred tax asset. Excluding these one-time events, the Company would have reported net income of $15.8 million, or $0.34 per fully diluted share.

     In the first quarter of 2003, the Company reported net income of $12.7 million, or $0.35 per share, but excluding the effect of the change in product return estimates described previously, the Company’s net income in the first quarter of 2003 would have been $2.2 million or $0.08 per fully diluted share. Excluding the one-time events recorded in the first quarter of 2003 and 2004, non-GAAP adjusted net income and earnings per share for the first quarter of 2004 grew 618% and 325%, respectively, from the non-GAAP adjusted net income and EPS numbers reported for the first quarter of 2003. Kos believes that the financial results the Company would have achieved without the one time events are meaningful to investors because they provide a consistent comparison with prior period results. As of March 31, 2004, the Company had $76 million in cash and marketable securities, which includes the effects of closing the approximately $200-million acquisition of Azmacort from Aventis.

     As a result of early encouraging prescription trends derived from the U.S. co-promotion with Takeda, Kos now expects revenue growth of at least 60% from 2003 to about $475 million for 2004. Additionally, the Company projects to earn between $2.28 — $2.38 per share, or $2.45 – $2.55 per share excluding all one-time events in 2004. Moreover, partially as a result of the beneficial effects of the sizable deferred tax asset mostly attributable to the Company’s NOLs, the Company projects to generate cash earnings of at least $2.75 per share in 2004.

     “The outlook for 2004 highlights the dramatic earnings power of our business, projected to double from 2003 levels, excluding all one-time events in both 2003 and 2004,” said Christopher P. Kiritsy, Executive Vice President and Chief Financial Officer. “Additionally, with our utilization of the available net operating loss carryforwards (NOLs) to offset most tax liabilities, and the expected accretive impact of Azmacort, we expect to further bolster our cash earnings through the remainder of 2004.”

     Following the release, Kos’ senior management will host a conference call at 10:30 a.m. ET to discuss the Company’s quarterly results. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can participate via telephone by calling 719-457-2692, confirmation code 483327. A replay will also be available on the website at www.kospharm.com or by calling 719-457-0820 domestic or international, and entering 483327 from 2:00 PM ET today until 11:59 PM ET on Thursday, May 6, 2004. You will find the financial information to be discussed during the conference call on Kos’ website in the Investor Relations section.

     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the

- more -

Kos Pharmaceuticals, Inc.	3

treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders, and Azmacort® for the treatment of asthma. Kos is developing additional products, has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration and is pursuing several strategic business development and licensing opportunities.

     Certain statements in this press release, including statements regarding the continued growth in sales of Niaspan and Advicor, and our increased expectations regarding revenue in future periods, increase in earnings per share, increase in cash earnings, prescription trends, the success of the Takeda representatives, the accretive impact of Azmacort and its ability to bolster the Company’s portfolio, our future cash position, earnings, ability to remain profitable on a full year basis, the ability of the Company to utilize NOLs to offset tax liabilities, are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the expected continued growth in sales of the Niaspan and Advicor products, the Company’s ability to attract and retain sales professionals, the Company’s ability to grow revenue and control expenses, the Company’s ability to meet the conditions necessary to obtain funding under its funding arrangements, the protection afforded by the Company’s patents, the Company’s ability to build awareness for Niaspan, Advicor and Azmacort within the medical community, the continuing growth of the respiratory market, the Company’s ability to remediate the compliance issues identified by the FDA without adversely affecting its manufacturing capability or ability to meet its production requirements, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission, and in other reports already filed with the SEC.

- Table to Follow -

Kos Pharmaceuticals, Inc.	4

Kos Pharmaceuticals, Inc. and Subsidiaries
SELECTED FINANCIAL INFORMATION

	Three Months Ended
	March 31,
	2004		2003
	(unaudited)
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
Revenues	$94,268		$68,275	(VI)
Cost of Sales	6,754		4,242

	87,514		64,033

Operating Expenses:
Research and development	53,917	(I)	11,625
Selling, general and administrative	55,176		38,979

Total operating expenses	109,093		50,604

Income (Loss) from Operations	(21,579)		13,429

Interest and Other (Income)/Expense	(376)		779
Benefit from income taxes	(29,251	)(II)	—

Net Income	$8,048		$12,650

Net Income per Share:
Basic	$0.22		$0.61
Diluted	0.17	(III)	0.35	(III)

Shares Used in Computing Net Income per Share
Basic	36,926		20,803
Diluted	47,788		38,603

	Three Months Ended March 31,
	2004		2003
		Diluted		Diluted
	Amount	Per Share	Amount	Per Share
	(unaudited)		(unaudited)
Reconciliation of Net Income Before One-Time Events to Reported Net Income
(in thousands, except per share data)

Net Income Before One-Time Events	$15,848	$0.34	$2,247	$0.08
Impact of One-Time Events
Azmacort HFA acquisition:
-In-process R&D	(38,000)	(0.80)	—	—
-Deferred Income tax benefit	14,400	0.30	—	—
Benefit from removal of valuation allowance associated with NOL’s	15,800	0.33	—	—
Change in estimate for product returns	—	—	10,403	0.27

Net Income, as reported	$8,048	$0.17	$12,650	$0.35

Kos Pharmaceuticals, Inc.	Page 5

	March 31,		December 31,
	2004		2003
	(unaudited)
Condensed Consolidated Balance Sheet
(in thousands)
Cash and Cash Equivalents	$76,174	(IV)	$259,958	(IV)
Accounts Receivable, net	52,587		39,559
Deferred Tax Asset, current	20,422		—
Other Current Assets	22,027		16,529
Fixed Assets, net of depreciation	17,261		17,841
Deferred Tax Asset, non-current	20,758		—
Intangible Assets	160,600	(V)	—
Other Assets	4,466		3,727

Total assets	$374,295		$337,614

Current Liabilities	$78,155		$67,987
Long-term Debt	30,000		30,000
Shareholders’ Equity	266,140		239,627

Total liabilities and shareholders’ equity	$374,295		$337,614

Notes:

(I)	Includes the effect of the one-time, $38 million write-off associated with the acquisition of the Azmacort product.

(II)	Includes a one-time, $15.8 million tax benefit associated with the reversal of the Company’s deferred tax asset valuation allowance, and a one-time, $14.4 million deferred tax benefit associated with the Azmacort acquisition.

(III)	Calculation of fully diluted EPS reflects net income excluding $303,333 and $856,552 in interest expense for the quarters ended March 31, 2004 and 2003, respectively, associated with the Company’s convertible credit facilities.

(IV)	Includes $17.8 million of cash pledged as collateral under the Company’s letters of credit facility.

(V)	Represents a preliminary estimate of intangible assets acquired through the Azmacort transaction.

(VI)	Includes the effect of a one-time, $11 million revenue benefit resulting from a change in accounting estimate.

###